Exhibit 99.1


                 PEOPLES ANNOUNCES NEW INSURANCE DIVISION AND
                   NAMES JEFFREY COLE PRESIDENT OF DIVISION


Wausau, Wisconsin - Peoples announced today the appointment of Jeffrey Cole to President of Peoples Insurance Services LLC division.

Cole is responsible for the development of insurance solutions for risks faced by Peoples commercial customers. Peoples Insurance Services LLC will offer commercial customers a wide array of business insurance including: Property and general liability insurance, auto insurance and workers' compensation insurance. Other specialty insurance services for business will include:
Employee dishonesty and fidelity bonds, surety bonds, mobile property and inland marine and commercial liability umbrella.

"Mr. Cole comes to us with experience in both pricing and underwriting insurance as well as, working with businesses to cover risks in a cost effective manner," said David Kopperud, President of Peoples State Bank. "Peoples is pleased to extend to our commercial customers this additional service delivered by an experienced and unique individual."

Cole serves on the advisory boards of the Performing Arts Foundation and Wausau Child Care.

Peoples is a community bank in excess of $380 million in assets. The bank has a network of seven offices throughout Central and Northern Wisconsin providing financial services to thousands of individuals and business owners.

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